SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:                     PowerShares India Exchange-Traded Fund Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

301 West Roosevelt Road

Wheaton, IL 60187

Telephone Number (including area code):     (800) 983-0903

Name and Address of Agent for Service of Process:

H. Bruce Bond

Mailing Address:

301 West Roosevelt Road

Wheaton, IL 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES    ☒                   NO    ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 26th day of November, 2007.

POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST

	By:	/s/ H. Bruce Bond
H. Bruce Bond
Sole Trustee
Attest:

/s/ J. Timothy Onufrock
J. Timothy Onufrock